Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics Inc. Caitlin Stefanik (518) 795-1400 x1418 cstefanik@AngioDynamics.com	EVC Group, Inc. Doug Sherk; Chris Dailey (646) 445-4801 dsherk@evcgroup.com; cdailey@evcgroup.com;	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Announces Resignation of CFO and Appointment of Interim CFO

ALBANY, N.Y., (November 9, 2015) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced that Mark Frost has resigned as Executive Vice President and Chief Financial Officer (CFO) and accepted the position of Senior Vice President, Chief Financial Officer and Treasurer at Analogic Corporation. Frost will remain available to AngioDynamics through November 20 to facilitate a smooth transition of duties. Michael Trimarchi, Vice President and Global Controller, will assume the responsibilities as principal financial officer of the company and will serve as interim CFO. The Company has initiated a search for a permanent successor.

"On behalf of the entire AngioDynamics team, I would like to extend my thanks and appreciation to Mark for his leadership over the past three years and wish him the best in his future endeavors," said Joseph DeVivo, AngioDynamics President and CEO.

About AngioDynamics
AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks
AngioDynamics and the AngioDynamics logo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.